Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF

PROSIGHT GLOBAL, INC.

Pursuant to Section 103 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned, Lawrence Hannon, President and Chief Executive Officer of ProSight Global, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is ProSight Global, Inc. and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware, under the Corporation’s original name, ProSight Specialty Insurance Group, Inc., was February 24, 2010.

2.	This Amended and Restated Certificate of Incorporation hereby restates, integrates and further amends the Corporation’s Certificate of Incorporation, as heretofore amended, to read in its entirety as follows:

First.  The name of the Corporation is ProSight Global, Inc.

Second.  The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

Third.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Fourth.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 250,000,000, of which 200,000,000 shares, par value $0.01 per share, shall be designated as Common Stock and 50,000,000 shares, par value $0.01 per share, shall be designated as Preferred Stock.

Shares of Preferred Stock may be issued in one or more series from time to time by the board of directors of the Corporation (the “Board of Directors”), and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

(a)          the distinctive serial designation of such series which shall distinguish it from other series;

(b)          the number of shares included in such series;

(c)          the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(d)          whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(e)          whether dividends, if any, shall be paid in cash, in kind or otherwise;

(f)           the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(g)          the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(h)         the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(i)          whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

(j)           whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights; and

(k)          any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with the DGCL.

Unless otherwise provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely affect in any material respect the rights of the series of Preferred Stock held by such holder.

Except as otherwise required by the DGCL or provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of the Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereafter enacted.

Unless otherwise provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall, in such capacity, be entitled to bring a derivative action, suit or proceeding on behalf of the Corporation.

Fifth.  Special meetings of stockholders of the Corporation may be called at any time by, but only by, the majority of the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President) of the Corporation or by GS and TPG pursuant to the terms of the Stockholders’ Agreement, dated July 29, 2019, among GS, TPG and the Company (as amended from time to time, the “Stockholders’ Agreement”); provided, however, that after the first time that GS and TPG cease to beneficially own, in the aggregate, at least fifty percent of the outstanding shares of Common Stock of the Corporation, special meetings of stockholders of the Corporation may be called at any time by, but only by, the majority of the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President) of the Corporation (and not GS and TPG). Each special meeting shall be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.

For purposes of this Amended and Restated Certificate of Incorporation:

“Affiliate” shall mean with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person.

“Beneficially own” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GS” shall mean ProSight Parallel Investment LLC and ProSight Investment LLC, each a Delaware limited liability company, together with their affiliates, other than the Corporation and any entity that is controlled by the Corporation.

“Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

“TPG” shall mean (i) ProSight TPG, L.P., a Delaware limited partnership and (ii) TPGS PS 1, L.P., TPG PS 2, L.P., TPG PS 3, L.P. and TPG PS 4, L.P., each a Cayman limited partnership, together with their affiliates, other than the Corporation and any entity that is controlled by the Corporation.

Sixth.  Any action required or permitted to be taken by the holders of any class or series of stock of the Corporation may be taken only upon the vote of stockholders at annual or special meetings duly called and may not be taken by written consent of the stockholders; provided, however, that this Article SIXTH shall not become effective until the first such time that GS and TPG cease to beneficially own, in the aggregate, at least fifty percent of the outstanding shares of Common Stock of the Corporation.

Seventh.  The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation.

Eighth.  Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

Ninth.  Subject to the terms of any one or more series of Preferred Stock then outstanding, the number of directors of the Corporation shall be fixed from time to time exclusively by resolution of the Board of Directors.

Tenth.  Subject to the terms of any one or more series of Preferred Stock then outstanding, vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors or from any other cause shall be filled by, and only by, a majority of the directors then in office, even though less than a quorum, by a sole remaining director or by GS and TPG pursuant to the terms of the Stockholders’ Agreement; provided, however, that after the first time that GS and TPG cease to beneficially own, in the aggregate, at least fifty percent of the outstanding shares of Common Stock of the Corporation, vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors or from any other cause shall be filled by, and only by, a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (and not by GS and TPG), except that if a vacancy results from the departure of a director designated by GS or TPG pursuant to the terms of the Stockholders’ Agreement and at such time GS or TPG, as applicable, has the right to designate at least one director pursuant to the terms of the Stockholders’ Agreement, such vacancy shall be filled by, and only by, GS or TPG, as applicable. Any director appointed to fill a vacancy or a newly created directorship shall hold office until the next annual meeting of stockholders and his or her successor is elected and qualified or until his or her earlier resignation or removal.

Eleventh.  The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may hereafter be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Twelfth.  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article TWELFTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

Thirteenth.  (a) None of (i) GS, TPG or any of their Affiliates or (ii) any non-employee director or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (b) of this Article THIRTEENTH. Subject to said Section (b) of this Article THIRTEENTH, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Corporation or any of its Affiliates.

(b)          The Corporation does not renounce its interest in any corporate opportunity offered to any non-employee director if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (a) of this Article THIRTEENTH shall not apply to any such corporate opportunity.

(c)          A corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is not financially able to undertake, or (ii) from its nature, is not in the line of the Corporation’s business.

(d)          For purposes of this Article THIRTEENTH, “Affiliate” shall include any principal, member, director, partner, stockholder, officer, employee or other representative of GS or TPG.

(e)          To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article THIRTEENTH. Neither the alteration, amendment, addition to or repeal of this Article THIRTEENTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article THIRTEENTH, shall eliminate or reduce the effect of this Article THIRTEENTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article THIRTEENTH, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

Fourteenth.  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Unless the corporation consents in writing to the selection of an alternative forum, the exclusive forum for any action under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act shall be either the Court of Chancery of the State of Delaware or the district court for the District of Delaware. This exclusive forum provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, or, in the case of an action under the Securities Act or the Exchange Act, for which neither the Court of Chancery nor the federal district court for the District of Delaware has subject matter jurisdiction.

3.	This Amended and Restated Certificate of Incorporation has been duly adopted by both the Board of Directors and the Corporation’s stockholders in accordance with the provisions of Sections 242 and 245 of the DGCL.

4.	This Amended and Restated Certificate of Incorporation shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 24th day of July, 2019.

ProSight Global, Inc.

By:	/s/ Lawrence Hannon
	Name:	Lawrence Hannon
	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION OF PROSIGHT GLOBAL, INC.